Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports Third Quarter 2014 Results

BATON ROUGE, Louisiana — (October 30, 2014) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2014.

THIRD QUARTER 2014 HIGHLIGHTS:

•	Revenues increased 1.7% to $275.0 million versus $270.4 million a year ago.

•	Net income increased 9.7%, or $1.3 million, to $15.3 million in the third quarter compared to $14.0 million a year ago, despite a much higher quarterly effective income tax rate. The effective income tax rate in the third quarter of 2014 increased to 43.6% compared to 33.5% a year ago due to a lower benefit from permanent items in the current period. Income before provision for taxes in the third quarter increased 29.3% to $27.1 million compared to $21.0 million a year ago.

•	EBITDA increased 18.8% to $83.1 million from $70.0 million, yielding a margin of 30.2% of revenues compared to 25.9% a year ago.

•	Rental revenues increased 21.0%, or $18.8 million, to $108.2 million due to a larger fleet, higher physical utilization and improved rates compared to a year ago.

•	Combined parts and service revenues increased 10.7% in the third quarter to $44.6 million this quarter compared to $40.3 million a year ago.

•	Gross margin this quarter was 33.1% as compared to 29.7% a year ago with improved gross margin results in all business segments. Rental gross margin increased to 50.5% compared to 49.6% a year ago and combined parts and service gross margins increased to 41.6% compared to 40.3% a year ago.

•	Average time utilization (based on original equipment cost) was 74.1% compared to 72.3% a year ago and 72.7% in the second quarter of 2014. Average time utilization (based on units available for rent) was 68.3% compared to 66.6% last year and 67.0% last quarter.

•	Average rental rates increased 2.9% compared to a year ago and improved 1.3% compared to the second quarter of this year.

•	Dollar utilization was 36.9% as compared to 36.7% a year ago.

•	Average rental fleet age at September 30, 2014, was 31.8 months, down from 32.3 months at the end of the last quarter and younger than the industry average age of 42.9 months.

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H&E Equipment Services Reports Third Quarter 2014 Results

October 30, 2014

John Engquist, H&E Equipment Services’ chief executive officer, said, “The solid strength and momentum in our business continued in the third quarter and we believe further substantiates the recovery in the non-residential construction market. In the third quarter, we achieved a healthy 21.0% increase in rental revenues, maintained above industry average utilization, and similar to last quarter, our combined parts and service business experienced double-digit growth. Although our new equipment sales were down year over year, we believe that this is primarily due to a challenging comparable quarter last year and demand for new equipment remains strong. We are pleased with the solid leverage in our business as EBITDA increased 18.8% on single-digit revenue growth, validating our strategy and evidencing our ability to capitalize on improving trends and opportunities in our end user markets.”

Engquist concluded, “Our outlook for the remainder of this year and into 2015 remains positive as we believe our company will continue to benefit from the anticipated growth in the commercial construction markets in the United States. The significant capital projects forecasted for our Gulf Coast region related to major chemical, energy and manufacturing are reported to be on track. We anticipate further fleet investment during the fourth quarter based on the current demand in our markets as well as in anticipation of these projects. Our company remains focused on executing our strategy and profitable growth.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2014:

Revenue

Total revenues increased 1.7% to $275.0 million from $270.4 million in the third quarter of 2013. Equipment rental revenues increased 21.0% to $108.2 million compared with $89.4 million in the third quarter of 2013. New equipment sales decreased 10.5% to $80.8 million from $90.2 million in the third quarter of 2013. Used equipment sales decreased 31.5% to $25.2 million compared to $36.8 million in the third quarter of 2013. Parts sales increased 9.2% to $29.0 million from $26.6 million in the third quarter of 2013. Service revenues increased 13.8% to $15.6 million compared to $13.7 million a year ago.

Gross Profit

Gross profit increased 13.4% to $91.1 million from $80.3 million in the third quarter of 2013. Gross margin was 33.1% for the quarter ended September 30, 2014, compared to gross margin of 29.7% for the quarter ended September 30, 2013. On a segment basis, gross margin expanded in each business segment compared to a year ago.

Third quarter 2014 gross margin on equipment rentals was 50.5% compared to 49.6% in the third quarter of 2013 due to higher fleet utilization, improved average rental rates on new contracts in the period and lower rental expenses as a percentage of equipment rental revenues. On average, rental rates increased 2.9% as compared to the third quarter of 2013. Time utilization (based on original equipment cost) was 74.1% in the third quarter of 2014 and 72.3% a year ago.

Gross margin on new equipment sales was 11.3% compared to 10.6% in the third quarter a year ago. Gross margin on used equipment sales was 31.1% compared to 26.3% a year ago. Gross margin on parts sales was 28.6% in this quarter and 28.0% a year ago. Gross margin on service revenues was 65.7% compared to 64.0% in the prior year.

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H&E Equipment Services Reports Third Quarter 2014 Results

October 30, 2014

Rental Fleet

At the end of the third quarter of 2014, the original acquisition cost of the Company’s rental fleet was $1.2 billion, an increase of $218.1 million from $978.9 million at the end of the third quarter of 2013 and an increase of $196.2 million from $1.0 billion at the end of 2013. Dollar utilization was 36.9% and 36.7% in the third quarters of 2014 and 2013, respectively.

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2014 were $51.6 million compared with $47.0 million last year, a $4.6 million, or 9.8%, increase. For the third quarter of 2014, SG&A expenses as a percentage of total revenues were 18.8% compared to 17.4% a year ago, largely as a result of the impact from the decline in new and used equipment sales in the third quarter of 2014.

Income from Operations

Income from operations for the third quarter of 2014 increased 17.9% to $40.0 million, or 14.5% of revenues, compared with $33.9 million, or 12.6% of revenues, a year ago.

Interest Expense

Interest expense was $13.2 million in each of the third quarters of 2014 and 2013.

Net Income

Net income for the third quarter of 2014 was $15.3 million, or $0.43 per diluted share, compared to net income of $14.0 million, or $0.40 per diluted share, a year ago on a higher effective income tax rate in the current period. In the third quarter of 2014, the effective income tax rate was 43.6% compared to 33.5% a year ago due to a lower benefit from permanent items combined with discrete items in the current quarter.

EBITDA

EBITDA for the third quarter of 2014 increased 18.8% to $83.1 million compared to $70.0 million a year ago. EBITDA, as a percentage of revenues, was 30.2% compared to 25.9% a year ago.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and a discussion of our use of this measure. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter results today, October 30, 2014, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1437 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on October 30, 2014, and will continue through November 8, 2014, by dialing 719-457-0820 and entering confirmation code 2268117.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on October 30, 2014, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Third Quarter 2014 Results

October 30, 2014

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 69 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) the pace of economic recovery in areas affecting our business (although we have experienced an upturn in our business activities from the most recent economic downturn and related decreases in construction and industrial activities, there is no certainty that this trend will continue; if the pace of the recovery slows or construction and industrial activities decline, our revenues and operating results may be severely affected); (3) the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) the risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Third Quarter 2014 Results

October 30, 2014

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Equipment rentals	$108,238	$89,420	$293,276	$248,518
New equipment sales	80,758	90,220	240,886	216,979
Used equipment sales	25,198	36,779	85,940	103,589
Parts sales	29,009	26,571	83,182	77,971
Service revenues	15,622	13,729	45,372	42,050
Other	16,219	13,730	43,995	39,070

Total revenues	275,044	270,449	792,651	728,177

Cost of revenues:
Rental depreciation	37,654	31,527	106,101	89,679
Rental expense	15,881	13,550	45,686	41,401
New equipment sales	71,630	80,659	212,777	193,453
Used equipment sales	17,350	27,086	58,824	74,006
Parts sales	20,705	19,123	59,028	56,660
Service revenues	5,356	4,943	15,864	15,743
Other	15,402	13,261	41,453	37,043

Total cost of revenues	183,978	190,149	539,733	507,985

Gross profit	91,066	80,300	252,918	220,192

Selling, general, and administrative expenses	51,585	46,977	152,324	140,347
Gain on sales of property and equipment, net	512	609	1,932	1,715

Income from operations	39,993	33,932	102,526	81,560
Interest expense	(13,171)	(13,193)	(38,743)	(38,550)
Other income, net	293	237	943	945

Income before provision for income taxes	27,115	20,976	64,726	43,955
Provision for income taxes	11,815	7,023	26,264	14,416

Net income	$15,300	$13,953	$38,462	$29,539

NET INCOME PER SHARE
Basic – Net income per share	$0.43	$0.40	$1.09	$0.84

Basic – Weighted average number of common shares outstanding	35,206	35,099	35,142	35,022

Diluted – Net income per share	$0.43	$0.40	$1.09	$0.84

Diluted – Weighted average number of common shares outstanding	35,266	35,169	35,240	35,130

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H&E Equipment Services Reports Third Quarter 2014 Results

October 30, 2014

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30, 2014	December 31, 2013
Cash	$5,287	$17,607
Rental equipment, net	852,818	688,710
Total assets	1,318,788	1,090,340

Total debt (1)	852,630	734,738
Total liabilities	1,193,116	995,528
Stockholders’ equity	125,672	94,812
Total liabilities and stockholders’ equity	$1,318,788	$1,090,340

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amounts outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income	$15,300	$13,953	$38,462	$29,539
Interest expense	13,171	13,193	38,743	38,550
Provision for income taxes	11,815	7,023	26,264	14,416
Depreciation	42,849	35,805	121,014	102,034

EBITDA	$83,135	$69,974	$224,483	$184,539

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